As filed with the Securities and Exchange Commission on July 16, 2013

Registration No. 333-188756

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-1
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MADISON VENTURES INC.
(Exact name of registrant as specified in its charter)

Nevada	1000	None
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

Loma de Bernal 3
Loma Dorada C.P. 76060
Queretaro, Queretaro
Mexico
+52 (442) 388-2645
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nevada Business Center, LLC
311 West Third Street
Carson City, Nevada 89703
(800) 555-9141
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas E. Puzzo, Esq.
Law Offices of Thomas E. Puzzo, PLLC
3823 44th Ave. NE
Seattle, Washington 98105
Telephone No.: (206) 522-2256
Facsimile No.: (206) 260-0111

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class			Proposed Maximum		Proposed Maximum
of Securities	Amount to Be		Offering Price		Aggregate	Amount of
to be Registered	Registered (1)		per Share		Offering Price	Registration Fee
Common Stock, par value $0.001 per share	1,850,000	(2)	$0.10	(3)	$185,000	$25.23
TOTAL	1,850,000		$-		$185,000	25.23

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.
(2) Represents the number of shares of common stock currently outstanding to be sold by the selling security holders.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be amended. The Registrant may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ii

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY 13, 2013

MADISON VENTURES INC.

1,850,000 SHARES OF COMMON STOCK

This prospectus relates to the resale by certain selling security holders of Madison Ventures Inc. of up to 1,850,000 shares of common stock held by selling security holders of Madison Ventures Inc. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

The selling security holders will be offering our shares of common stock at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Each of the selling stockholders may be deemed to be an “underwriter” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority for our common stock to be eligible for trading on the Over-the-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR SHARES OF COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 5 BEFORE INVESTING IN OUR SHARES OF COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is __________, 2013.

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

Page

Prospectus Summary	3
Risk Factors	5
Risk Factors Relating to Our Company	5
Risk Factors Relating to Our Common Stock	8
Use of Proceeds	11
Determination of Offering Price	11
Selling Security Holders	11
Plan of Distribution	15
Description of Securities	13
Description of Business	18
Our Executive Offices	28
Legal Proceedings	28
Market for Common Equity and Related Stockholder Matters	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations	30
Directors, Executive Officers, Promoters and Control Persons	37
Executive Compensation	39
Security Ownership of Certain Beneficial Owners and Management	40
Certain Relationships and Related Transactions	41
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	41
Where You Can Find More Information	42
Interests of Named Experts and Counsel	42
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	42
Financial Statements	F-1

Until ____________, 2013 (90 business days after the effective date of this prospectus) all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our”, “us” or “Madison Ventures Inc.” refer to Madison Ventures Inc. unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

OUR COMPANY

Madison Ventures Inc. was incorporated on September 14, 2009, under the laws of the State of Nevada, for the purpose of conducting mineral exploration activities.

We are an exploration stage company formed for the purposes of acquiring, exploring, and if warranted and feasible, developing natural resource property. We raised an aggregate of $57,500 through private placements of our securities. Proceeds from these placements were used for working capital.

We are an “emerging growth company” within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with the requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company. For a description of the qualifications and other requirements applicable to emerging growth companies and certain elections that we have made due to our status as an emerging growth company, see “RISK FACTORS--RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK - WE ARE AN `EMERGING GROWTH COMPANY’ AND WE CANNOT BE CERTAIN IF THE REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO EMERGING GROWTH COMPANIES WILL MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS” on page 4 of this prospectus.

On March 3, 2012 we entered into a Mineral Property Option Agreement (the “Option Agreement”) with Brian Fowler, William Roberts and Jason Shaver (collectively, “Optionors”), whereby we have the right to acquire a 100% interest in three mining claims , claims numbers 4263523, 4263524 and 4266933 (collectively, the “Johnny Lake Property”), located in the Thunder Bay Mining District of the Province of Ontario, Canada. In order exercise our option to acquire 100% of the claims underlying the Johnny Lake Property, the Option Agreement requires us to make a total of $30,000 in payments to the Optionors, in four payments, as follows: (i) an initial cash payment of $15,000 (the obligation of which to pay was deferred by the Optionors for eight months , but was paid by us prior to the expiration of the eight-month period), (ii) $5,000 on or before March 3, 2013, which $5,000 we paid on March 3, 2013, (iii) $5,000 on or before March 3, 2014, and (iv) $5,000 on or before March 3, 2015. A net smelter royalty (“NSR”) of 2% is carried by the Optionors through the life of mine on the property. The Company has the right to purchase at any time 1% of the NSR from the Optionors for $1,000,000, and the option expires March 3 , 2015. We retained a consulting geologist to prepare an evaluation report on the Johnny Lake Property. We intend to conduct exploratory activities on the claim and if feasible, develop the Johnny Lake Property.

In order to execute against our plan of operations for the next 12 months, we will need to raise approximately $127,967. Until such funds are obtained by the Company via debt, equity or other form of financing, we will be unable to take concrete steps towards the implementation of our plan of operations. In order to commence work in accordance with Phase 1 of our plan of operations, detailed on pages 24-26, we will need to secure additional financing. Currently, we have no plan or commitment which would provide us with the required capital to begin Phase 1.

The Company’s principal offices are located at Loma de Bernal 3, Loma Dorada C.P. 76060, Queretaro, Quetaro, Mexico, and our telephone number is +52 (442) 388-2645.

THE OFFERING

Securities offered:	The selling stockholders are offering hereby up to 1,850,000 shares of common stock.

Offering price:
The selling stockholders will offer and sell their shares of common stock at a fixed price of $0.10 per share until our shares are quoted on the OTC Bulletin Board, if our shares of common stock are ever quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

Shares outstanding prior to offering:	6,850,000

Shares outstanding after offering:	6,850,000

Market for the common shares:
There is no public market for our shares. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority (“FINRA”) for our common stock to eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling security holders

SUMMARY FINANCIAL INFORMATION

The tables and information below are derived from our audited financial statements for the period from September 14, 2009 (Inception) to March 31, 2013 . Our working capital as at July 15 , 2013 was $32,164.

March 31, 2013 ($)
Financial Summary
Cash and Deposits	32,164
Total Assets	52,148
Total Liabilities	-0-
Total Stockholder’s Equity	52,148

Accumulated From September 14, 2009 (Inception) to March 31, 2013 ($)

Statement of Operations
Total Expenses	(5,447)
Net Loss for the Period	(5,352)
Net Loss per Share	(0.001)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. You could lose all or part of your investment due to any of these risks.

RISKS RELATING TO OUR COMPANY

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our financial statements for the period ended March 31, 2013 were prepared assuming that we will continue our operations as a going concern. We were incorporated on September 14, 2009 and do not have a history of earnings. As a result, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to complete equity or debt financings or generate profitable operations. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

We will require additional funds which we plan to raise through the sale of our common stock, which requires favorable market conditions and interest in our activities by investors. If we are not be able to sell our common stock, funding will not be available for continued operations, and our business will fail.

Our current cash of $32,164 will not be sufficient to complete the first phase of any initial exploration program of any mining claim. Subsequent exploration activities will require additional funding. We will need $40,422 to complete phase 1 and a total of $ 115,459 to complete the first two phases of our plan of operation detailed on page 24. Our only present means of funding is through the sale of our common stock. The sale of common stock requires favorable market conditions for exploration companies like ours, as well as specific interest in our stock, neither of which may exist if and when additional funding is required by us. If we are unable to raise additional funds in the future, our business will fail.

We have a very limited history of operations and accordingly there is no track record that would provide a basis for assessing our ability to conduct successful mineral exploration activities. We may not be successful in carrying out our business objectives.

We were incorporated on September 14, 2009 and to date, have been involved primarily in organizational activities and obtaining financing. Accordingly we have no track record of successful exploration activities, strategic decision making by management, fund-raising ability, and other factors that would allow an investor to assess the likelihood that we will be successful as a junior resource exploration company. Junior exploration companies often fail to achieve or maintain successful operations, even in favorable market conditions. There is a substantial risk that we will not be successful in our exploration activities, or if initially successful, in thereafter generating any operating revenues or in achieving profitable operations.

If we are unable to pay the exercise price under our mineral property option agreement, our business will fail.

We are a party to a Mineral Property Option Agreement whereby we have the right to acquire a 100% interest in three mining claims, known as the "Johnny Lake Property," located in the Thunder Bay South District of the Thunder Bay Mining Division and the Thunder Bay Ministry of Natural Resources District, Ontario, Canada, approximately 55 km west of Marathon, Ontario and 28 km east of Terrace Bay, Ontario. It is only under this option agreement that we potentially have any right to explore for mineralized material. This option agreement requires us to pay remaining exercise prices of $5,000 on or before March 3, 2014, and $5,000 on or before March 3, 2015, in order for us to have the right to acquire the claims covering the mineralized materials in the area covered by the Johnny Lake Property. Our option expires March 3 , 2015. If we fail to pay the exercise price, we will not have the right to conduct exploration activities at all. Currently, we do not have sufficient funds to pay the exercise price. If we fail to raise sufficient funds to pay the exercise price, you will lose your entire investment.

Due to the speculative nature of mineral property exploration, there is substantial risk that no commercially viable mineral deposits will be found on our Johnny Lake Property or other mineral properties that we acquire.

In order for us to even commence mining operations we face a number of challenges which include finding mining claims, qualified professionals to conduct exploration programs, obtaining adequate financing to continue exploration programs, locating viable mineral bodies, partnering with senior mining companies, obtaining mining permits, and ultimately selling minerals in order to generate revenue. Moreover, exploration for commercially viable mineral deposits is highly speculative in nature and involves substantial risk that no viable mineral deposits will be located on any future mineral properties. There is a substantial risk that any exploration program that we conduct on future claims may not result in the discovery of any significant mineralization, and therefore no commercial viable mineral deposit. There are numerous geological features that we may encounter that would limit our ability to locate mineralization or that could interfere with our exploration programs as planned, resulting in unsuccessful exploration efforts. In such a case, we may incur significant costs associated with an exploration program, without any benefit. This would likely result in a decrease in the value of our common stock.

We have not independently verified the mineral reserves on the Johnny Lake Property, nor have we personally visited the property and have relied solely on the representations and advice of our expert advisors.

The officers and directors of the Company have no formal training or prior experience in geology, mineral exploration or mining. Additionally, no members of management of the Company have personally visited the Johnny Lake Property. We have relied on the expert advice of the geologist Caitlin Jeffs who is a qualified expert in Canada. Because we have not independently verified that there are mineral reserves, there may be no commercially viable mineral reserves located on the Johnny Lake Property.

Due to the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or may elect not to insure. We currently have no such insurance nor do we expect to obtain such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets and cease operations, resulting in the loss of your entire investment.

The market price for precious metals is based on numerous factors outside of our control. There is a risk that the market price for precious metals will significantly decrease, which will make it difficult for us to fund further mineral exploration activities, and would decrease the probability that any significant mineralization that we locate can be economically extracted.

Numerous factors beyond our control may affect the marketability of minerals. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital and you may lose your entire investment in this offering by existing investors.

Our management's lack of experience in and/or with mining and, in particular, mineral exploration activity, means that it is difficult to assess, or make judgments about, our potential success.

Our officers and directors have not had any prior experience with or ever been employed in the mining industry. Additionally, neither of them has a college or university degree, or other educational background, in mining or geology or in a field related to mining. More specifically, they both lack technical training and experience with exploring for, starting, and/or operating a mine. With no direct training or experience in these areas, they may not be fully aware of many of the specific requirements related to mineral exploration, let alone the overall mining industry as a whole. For example, management's decisions and choices may fail to take into account standard engineering and other managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to our future possible mistakes, lack of sophistication, judgment or experience in this particular industry. As a result, if we do obtain the funding or other means to implement a bona fide mineral exploration program, such program will likely have to be implemented and carried out by joint venturers, partners or independent contractors who would have the requisite mineral exploration experience and know-how that we currently lack.

Since the majority of our shares of common stock are owned by our officers and directors, our other stockholders may not be able to influence control of the company or decision making by management of the company, and as such, our officers and directors may have a conflict of interest with the minority shareholders at some time in the future.

Our officers and directors collectively beneficially own approximately 72.9% of our outstanding common stock. The interests of our may not be, at all times, the same as that of our other shareholders. Our officer and directors are not simply passive investors but a also executive officers of the Company, and as such their interests as executives may, at times be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon our director exercising, in a manner fair to all of our shareholders, her fiduciary duties as officer or as member of the Company’s Board of Directors. Also, our officers and directors will have the ability to control the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets and amendments to our Articles of Incorporation. This concentration of ownership may also have the effect of delaying, deferring or preventing a change of control of us, which may be disadvantageous to minority shareholders.

Since our officers and directors have the ability to be employed by or consult for other companies, their other activities could slow down our operations.

Our officers and directors are not required to work exclusively for us and do not devote all of their time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment by other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slowdown in operations. It is expected that our officer and director will devote between 5 and 10 hours per week to our operations on an ongoing basis, and when required will devote whole days and even multiple days at a stretch when property visits are required or when extensive analysis of information is needed. We do not have any written procedures in place to address conflicts of interest that may arise between our business and the business activities of our officers and directors.

We have no employment or compensation agreements with officers and directors and as such they may have little incentive to devote time and energy to the operation of the Company.

Our officers and directors are not subject to any employment or compensation agreement with the Company. Therefore, it is possible that either one or both of them may decide to focus their respective efforts on other projects or companies which have a higher economic benefit to either one or both of them. Currently, they is not obligated to spend any time at all on Company business and could opt to leave the Company for other opportunities or focus on other business which could negatively impact the Company’s ability to succeed. We do not have any expectation that either one of our officers or directors will enter into an employment or compensation agreement with the Company in the foreseeable future and the loss of either one would be highly detrimental to our ability to conduct ongoing operations.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering up to 1,850,000 shares of our common stock through this prospectus. Our common stock is presently not traded or quoted on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is quoted will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 27.0% of the common shares outstanding as of the date of this prospectus.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets outside the United States.

All of our assets are currently located outside of the United States and our officers and directors reside outside of the United States as well. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that Canada and Mexico do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts in the United States. Further, it is unclear if extradition treaties now in effect between the United States and (i) Canada and (ii) Mexico would permit effective enforcement of criminal penalties of the Federal securities laws.

RISKS RELATING TO OUR COMMON STOCK

There is no liquidity and no established public market for our common stock and we may not be successful at obtaining a quotation on a recognized quotation service. In such event it may be difficult to sell your shares.

There is presently no public market in our shares. There can be no assurance that we will be successful at developing a public market or in having our common stock quoted on a quotation facility such as the OTC Bulletin Board. There are risks associated with obtaining a quotation, including that broker dealers will not be willing to make a market in our shares, or to request that our shares be quoted on a quotation service. In addition, even if a quotation is obtained, the OTC Bulletin Board and similar quotation services are often characterized by low trading volumes, and price volatility, which may make it difficult for an investor to sell our common stock on acceptable terms. If trades in our common stock are not quoted on a quotation facility, it may be very difficult for an investor to find a buyer for their shares in our Company.

Our common stock is subject to the “penny stock” rules of the sec and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock. As of the date of this prospectus, the Company had 6,850,000 shares of common stock outstanding. Accordingly, we may issue up to an additional 68,150,000 shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

We intend to become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

Following the effective date of the registration statement in which this prospectus is included, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. Although we believe that the approximately $10,000 we have estimated for these costs should be sufficient for the 12 month period following the completion of our offering, the costs charged by these professionals for such services may vary significantly. Factors such as the number and type of transactions that we engage in and the complexity of our reports cannot accurately be determined at this time and may have a major negative affect on the cost and amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that you become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

After, and if ever, we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with those requirements applicable to companies that are not “emerging growth companies,” including Section 404 of the Sarbanes-Oxley Act.

Because we are a shell company, you will not be able to resell your shares in certain circumstances, which could hinder the resale of your shares.

We are a “shell company” within the meaning of Rule 405, promulgated pursuant to Securities Act of 1933, as amended (the “Securities Act”), because we have nominal assets and nominal operations. Accordingly, the securities sold in this offering can only be resold through registration under Section 5 the Securities Act, Section 4(1), if available, for non-affiliates, or by meeting the conditions of Rule 144(i). Another implication of us being a shell company is that we cannot file registration statements under Section 5 of the Securities Act using a Form S-8, a short form of registration to register securities issued to employees and consultants under an employee benefit plan. Additionally, though exemptions, such as Section 4(1) of the Securities Act may be available for non-affiliate holders our shares to resell their shares, because we are a shell company, a holder of our securities may not rely on the safe harbor from being deemed statutory underwriter under Section 2(11) of the Securities Act, as provided by Rule 144, to resell his or her securities. Only after we (i) are not a shell company, and (ii) have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that we may be required to file such reports and materials, other than Form 8-K reports); and have filed current “Form 10 information” with the SEC reflecting our status as an entity that is no longer a shell company for a period of not less than 12 months, can our securities be resold pursuant to Rule 144. “Form 10 information” is, generally speaking, the same type of information as we are required to disclose in this prospectus, but without an offering of securities. These circumstances regarding how Rule 144 applies to shell companies may hinder your resale of your shares of the Company.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of our company.

Though not now, in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors:

(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of Madison Ventures Inc. from doing so if it cannot obtain the approval of our board of directors.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds from the sale of the common shares being offered for sale by the selling security holders.

DETERMINATION OF THE OFFERING PRICE

The selling shareholders will sell our shares at $0.10 per share until our shares are quoted on the OTCBB, and thereafter at prevailing market prices or privately negotiated prices. This price was arbitrarily determined by us.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of May 13, 2013, by the selling security holders prior to the offering by existing shareholders contemplated by this prospectus, the number of shares each selling security holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

25 of the selling security holders acquired their shares of common stock being resold hereunder directly from the Company for a purchase price of $ 0.01 per share , 10 of the selling security holders acquired their shares of common stock being resold hereunder directly from the Company for a purchase price of $0.05 per share, and 4 of the selling security holders acquired their shares of common stock being resold hereunder directly from the Company for a purchase price of $0.10 per share . The percentages below are calculated based on 6,850,000 shares of our common stock issued and outstanding as of the date of this prospectus. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Selling Shareholder	Purchase Price per Share, as Purchased from the Company	Shares Owned Before the Offering	Total Number of Shares to be Offered for the Security Holder’s Account	Total Shares Owned After the Offering is Complete	Percentage of Shares owned After the Offering is Complete
Dan Hoffman	$0.01	50,000	50,000	0	0
Tane Taylor	$0.01	50,000	50,000	0	0
Sam Young	$0.01	50,000	50,000	0	0
Kevin Turner	$0.01	50,000	50,000	0	0
Ingred Vernoon	$0.01	50,000	50,000	0	0
John Woods	$0.01	50,000	50,000	0	0
John Visser	$0.01	50,000	50,000	0	0
Bill Wolfe	$0.01	50,000	50,000	0	0
Mike Olson	$0.01	50,000	50,000	0	0
Art Deel	$0.01	50,000	50,000	0	0
Ivan Catterill	$0.01	50,000	50,000	0	0
Fred White	$0.01	50,000	50,000	0	0
Mary Wilson	$0.01	50,000	50,000	0	0
Helen Truner	$0.01	50,000	50,000	0	0
Tom Peel	$0.01	50,000	50,000	0	0
Ken Hay	$0.01	50,000	50,000	0	0
Bruce Wood	$0.01	50,000	50,000	0	0
Chris Hammer	$0.01	50,000	50,000	0	0
Ian Meek	$0.01	50,000	50,000	0	0
Ken Ulrich	$0.01	50,000	50,000	0	0
John Oliver	$0.01	50,000	50,000	0	0
Karen Lein	$0.01	50,000	50,000	0	0
Terry Muir	$0.01	50,000	50,000	0	0
Tim Gambrill	$0.01	50,000	50,000	0	0
Brad Baggott	$0.01	50,000	50,000	0	0
Kathy Fuller	$0.05	40,000	40,000	0	0
Jim Kelly	$0.05	40,000	40,000	0	0
John Andrews	$0.05	40,000	40,000	0	0
Collin Duncan	$0.05	40,000	40,000	0	0
Karen Wilson	$0.05	40,000	40,000	0	0
Ed Thomas	$0.05	40,000	40,000	0	0
Steve Little	$0.05	40,000	40,000	0	0
Sharon Wilson	$0.05	40,000	40,000	0	0
George Williams	$0.05	40,000	40,000	0	0
Allan Upland	$0.05	40,000	40,000	0	0
John Chase	$0.10	50,000	50,000	0	0
Tim Brown	$0.10	50,000	50,000	0	0
Nance Nunn	$0.10	50,000	50,000	0	0
Colin Harper	$0.10	50,000	50,000	0	0
Totals		1,850,000	1,850,000	0	0

None of the selling shareholders has a relationship with us other than as a shareholder, has ever been one of our officers or directors, or is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, or an affiliate of such a broker-dealer.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of the statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to the registration statement to reflect any such material changes to this prospectus.

DESCRIPTION OF SECURITIES

GENERAL

There is no established public trading market for our common stock. Our authorized capital stock consists of 75,000,000 shares of common stock, with $0.001 par value per share. As of May 13, 2013, there were 6,850,000 shares of our common stock issued and outstanding that were held by 41 stockholders of record, and no shares of preferred stock issued and outstanding.

COMMON STOCK

The following is a summary of the material rights and restrictions associated with our common stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

The holders of our common stock currently have (i) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company

(iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stock holders may vote.

Our Bylaws provide that at all meetings of the stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or the Articles of Incorporation, a majority of the votes cast at a meeting of the stockholders shall be necessary to authorize any corporate action to be taken by vote of the stockholders. A “plurality” means the excess of the votes cast for one candidate over any other. When there are more than two competitors for the same office, the person who receives the greatest number of votes has a plurality.

We do not have any preferred stock authorized in our Articles of Incorporation, and we have no warrants, options or other convertible securities issued or outstanding.

NEVADA ANTI-TAKEOVER LAWS

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the Articles of Incorporation or Bylaws of the corporation. Our Articles of Incorporation and Bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having; (1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock. The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if they cannot obtain the approval of our board of directors.

RULE 144

All 6,850,000 shares of our issued and outstanding shares of our common stock are “restricted securities” under Rule 144, promulgated pursuant to the Securities Act of 1933, as amended, but none of those 6,850,000 shares can be resold under Rule 144.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

PLAN OF DISTRIBUTION

As of the date of this prospectus, there is no market for our securities. After the date of this prospectus, we expect to have an application filed with the Financial Industry Regulatory Authority for our common stock to be eligible for trading on the OTC Bulletin Board. We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.   Until our common stock becomes eligible for trading on the OTC Bulletin Board, the selling security holders will be offering our shares of common stock at a fixed price of $0.10 per common share. After our common stock becomes eligible for trading on the OTC Bulletin Board, the selling security holders may, from time to time, sell all or a portion of the shares of common stock on OTC Bulletin Board, in privately negotiated transactions or otherwise. After our common stock becomes eligible for trading on the OTC Bulletin Board, if at all, such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices.

After our common stock becomes eligible for trading on the OTC Bulletin Board, the shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	privately negotiated transactions;
•	market sales (both long and short to the extent permitted under the federal securities laws);
•	at the market to or through market makers or into an existing market for the shares;
•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and
•	a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its shares of common stock to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Before our common stock becomes eligible for trading on the OTC Bulletin Board, broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a price per share of $0.10. After our common stock becomes eligible for trading on the OTC Bulletin Board, broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. After our common stock becomes eligible for trading on the OTC Bulletin Board, such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. After our common stock becomes eligible for trading on the OTC Bulletin Board, upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the shares of common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the shares of common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

PENNY STOCK RULES

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

REGULATION M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

DESCRIPTION OF BUSINESS

ORGANIZATION WITHIN THE LAST FIVE YEARS

On September 14, 2009, the Company was incorporated under the laws of the State of Nevada. We are engaged in the business of acquisition, exploration and development of natural resource properties.

Art Kerry has served as our President and Chief Executive Officer, Secretary and Treasurer, from September 14, 2009, until the current date. Our board of directors is comprised of two persons: Art Kerry and Ivan Arredondo.

We are authorized to issue 75,000,000 shares of common stock, par value $.001 per share. On October 6, 2009, we offered, sold and issued 2,500,000 shares of common stock to Art Kerry, and on the same date we also offered, sold and issued 2,500,000 shares of our common stock to Ivan Arredondo. The purchased were paid at a purchase price of the par value per share of $0.001 per share, for total proceeds of $5,000.

On March 3, 2012 we entered into a Mineral Property Option Agreement (the “Option Agreement”) with Brian Fowler, William Roberts and Jason Shaver (collectively, “Optionors”), whereby we have the right to acquire a 100% interest in three mining claims , claims numbers 4263523, 4263524 and 4266933 (collectively, the “Johnny Lake Property”), located in the Thunder Bay Mining District of the Province of Ontario, Canada. In order exercise our option to acquire 100% of the claims underlying the Johnny Lake Property, the Option Agreement requires us to make a total of $30,000 in payments to the Optionors, in four payments, as follows: (i) an initial cash payment of $15,000 (the obligation of which to pay was deferred by the Optionors for eight months, but was paid by us prior to the expiration of the eight-month period),  (ii) $5,000 on or before March 3, 2013, which $5,000 we paid on March 3, 2013, (iii) $5,000 on or before March 3, 2014, and (iv) $5,000 on or before March 3, 2015. A net smelter royalty (“NSR”) of 2% is carried by the Optionors through the life of mine on the property. The Company has the right to purchase at any time 1% of the NSR from the Optionors for $1,000,000, and the option expires March 3 , 2015. We plan to pay for the $15,000 with funds we raise from equity or debt financing. If we fail to pay the exercise price, we will not have the right to conduct exploration activities at all. Currently, we do not have sufficient funds to pay the exercise price. We cannot provide investors with any assurance that we will be able to raise sufficient funds pay the exercise price, and we have no current plans on how to raise the additional funding.

The Optionors have the right to terminate the Option Agreement if we fail to make any payment due to Optionors, on written notice to us and after 90 days we have failed to make the payment(s) due. We have the right to terminate the Option Agreement at any time.

We retained a consulting geologist, Caitlin Jeffs, P.Geo., to prepare an evaluation report on the Johnny Lake Property. We intend to conduct exploratory activities on the Johnny Lake Property and if feasible, develop the prospects.

IN GENERAL

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We currently hold an option, under the Option Agreement, to acquire a 100% undivided interest the Johnny Lake Property located in the Thunder Bay Mining District of the Province of Ontario, Canada. We are currently conducting mineral exploration activities on the Johnny Lake Property in order to assess whether it contains any commercially exploitable mineral reserves. Currently there are no known mineral reserves on the Johnny Lake Property.

Since our inception, we have not earned any revenues to date and our net losses are $5,352 at March 31, 2013. Our independent auditor has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern. The source of information contained in this discussion is our geology report prepared by Caitlin Jeffs, P.Geo., dated March 18, 2013.

While we intend to test for commercially viable reserves of gold, sulphur and pyrite occurrence with secondary silver, there is the likelihood of our mineral claim containing little or no economic mineralization or reserves of gold and other minerals. We are presently in the exploration stage of our business and we can provide no assurance that any commercially viable mineral deposits exist on our mineral claims, that we will discover commercially exploitable levels of mineral resources on our property, or, if such deposits are discovered, that we will enter into further substantial exploration programs. Further exploration is required before a final determination can be made as to whether our mineral claims possess commercially exploitable mineral deposits. If our claim does not contain any reserves all funds that we spend on exploration will be lost.

We have no current plans, proposals or arrangements, written or otherwise, to seek a business combination with another entity in the near future.

POTENTIAL ACQUISITION OF THE JOHNNY LAKE PROPERTY

On March 3, 2012, we purchased an option to acquire a 100% undivided interest in three mineral claims, known as the Johnny Lake Property, located in the Thunder Bay Mining District of the Province of Ontario, Canada, under the terms of the Option Agreement. The mineral claims underlying the option were granted by the Ministry of Northern development and Mines, Province of Ontario, Canada, on March 5, 2012.

We engaged Fladgate Exploration Consulting Corporation to prepare a geological evaluation report on the Johnny Lake Property. Caitlin Jeffs, HBSc, P.Geo. is the professional geologist who authored the report. Ms. Jeffs graduated from the University of British Columbia in 2002 with an honors bachelor of science in geology. She is a professional geologist on the register of the Association of Professional Geoscientists of Ontario.

The work completed by Ms. Jeffs in preparing the geological report consisted of a review of geological data from previous exploration within the region. The acquisition of this data involved the research and investigation of historical files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claims.

We received the geological evaluation report on the Johnny Lake Property entitled “Johnny Lake Property; Property Review Report” prepared by Ms. Jeffs on March 18, 2013. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims. The description of the Johnny Lake Property provided below is based on Ms. Jeffs’s report.

DESCRIPTION OF PROPERTY

The Johnny Lake Property is located in the Thunder Bay South District of the Thunder Bay Mining Division and the Thunder Bay Ministry of Natural Resources District, Ontario, Canada, approximately 55 km west of Marathon, Ontario and 28 km east of Terrace Bay, Ontario. The Johnny Lake Property is accessible via a trappers trail from the Trans-Canada Highway, then by boat to the north end of Johnny Lake.   The Johnny Lake Property has was water from a river which flows through the property, and the source of power is from a transmission cable approximately 1 mile north of the property.

The Johnny Lake Property consists of 3 contiguous claims blocks known as the Johnny Lake Property. The claims are comprised of 3 mining claims totaling 34 units and covering 543.9 hectares. It is approximately 3.2 km long by 2.0 km wide in an irregular shape. The Johnny Lake Property is covered by National Topographic System (NTS) map sheet 42D/15SW. The center of the Johnny Lake Property has approximate geographic coordinates of Latitude 48 o 47’43” North, Longitude 86 o 52’44” West, UTM NAD 83, Zone 16, 508894.6 mE, 5404705.3 mN.

Mineral rights at the Johnny Lake Property are acquired from the Province of Ontario, Canada. By way of the Mineral Property Option Agreement, we have right to a lode claim and annual work expenditures of $13,600, on an annual basis, must be made on the Johnny Lake Property in order to maintain maintain rights to the claim. Each year, a work report by the Company’s consulting geologist has to be filed with the Province on Ontario, detailing the work expenditures of the prior year.

ACCESSIBILITY

The Johnny Lake Property is located in the Thunder Bay South District of the Thunder Bay Mining Division and the Thunder Bay Ministry of Natural Resources District, Ontario, Canada, approximately 55 km west of Marathon, Ontario and 28 km east of Terrace Bay, Ontario (Figure 1). The property is accessible from the north shore of Johnny Lake and the northeast shore of Foxxe Lake, both lakes are located on the north side of Highway 11/17.

Figure 1 – Johnny Lake Johnny Lake Property Location Map

PHYSIOGRAPHY, CLIMATE, VEGETATION & INFRASTRUCTURE

The Property lies on the northern shore of Lake Superior. Relief around the area of the properties varies from approximately 200 m (Lake Superior mean level at 180 m ASL) to 400 m above sea level. Topography in the region is highly variable, generally rising from Lake Superior in the south to a rugged Precambrian shield terrain characterized by large hills and rapid elevation changes.

The area is characterized by generally cooler spring and summer temperatures with relatively warmer fall and winter temperatures. Average spring and summer daily temperatures range from 1.7oC in April to 15.9oC in July. Fall and winter temperatures range from highs of 4.9oC in October to lows of -15.1oC in January. The moderate temperatures are a function of proximity to Lake Superior; the degree of moderation diminishes relative to the distance inland from the lake. Despite the moderating effect of the lake, temperatures of 33oC in July and -38oC in January have been recorded. The total annual precipitation is 892 mm of which 468 mm is in the form of rain, and the remaining 424 mm as snowfall. There are no guaranteed frost-free days, meaning that frost can occur at any time, even during the summer season.

The region is characterized by mid boreal forest which typically includes aspen, white birch, white spruce and balsam fir stands with abundant jack, red and white pine, particularly on rocky, topographic highs. Black spruce, balsam fir and alder are common in marshy areas and along drainage arteries. The forest also contains hundreds of plant species such as ferns, moss, fungi, shrubs and herbs.

Larger mammals in the area include moose, black bear and grey wolf. Smaller mammals include red fox, snowshoe hare, rabbits, beavers, otter, pine martins, porcupine and squirrels. Prominent Caribou herds exist on Slate Island, approximately 12 km south of the property with few Caribou documented on the mainland. Other wildlife of note include an increasing number of sandhill cranes, bald eagles (endangered in Ontario), loons, Ruffed and Spruce Grouse, a variety of ducks and smaller song birds.

Infrastructure proximal to the Property includes all season access roads and trails which connect to the Trans-Canada Highway. Skilled labor forces are available from both the community of Marathon and Terrace Bay. Access to hydro-electrical grid is also readily available. The city of Thunder Bay, Ontario, approximately 244 km west of the Johnny Lake Property, provides logistical and industrial support in addition to skilled labor. It is also the closest port to the property and provides seaboard access via Lake Superior.

N
5,408,000 mN
5,406,000 mN
5,404,000 mN
5,402,000 mN
5,400,000 mN
4266933
4263523
4263524
0
2,000
kilometers
502,000 mE
504,000 mE
506,000 mE
508,000 mE
510,000 mE
512,000 mE

Figure 2 – Johnny Lake Property Contiguous Land Tenure

PROPERTY HISTORY

The quality assurance program associated with the sampling data presented in this “Property History” section is the Canadian “National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101).”

The Johnny Lake Property is composed of three contiguous claims which contain two historic Mineral Deposit Inventory (“MDI”) occurrences. Occurrences in the Johnny Lake Property area include:

•
MDI42D15SW00034 - Kingdom Occurrence. Described as a gold, sulphur and pyrite occurrence with secondary silver. The occurrence is located at NAD 83, Z 16, 507901 mE, 5405104 mN. Occurs in an Algoman-type sulphide facies iron formation which strikes northeast, dips sub-vertically and is up to 10 metres wide.

•
MDI42D15SW00018 – Steel Mountain Occurrence. Described as a sulphur and pyrite occurrence. Located at NAD 83, Z 16, 509140 mE, 5405668 mN. No description provided however probably represents Algoman-type sulphide facies iron formation, a potential target for economic gold mineralization.

The Johnny Lake Property has been explored for precious and base metals since the first discoveries in the area ca. 1950. Initial exploration efforts were for base metal deposits in light of the discovery of the Geco mine in Manitouwadge, Ontario. After Hemlo was discovered in the 1980’s, exploration focused on gold mineralization. Due to the numerous discoveries in the Steel Mountain area, the Ontario Geological Survey (“OGS”) commenced “Operation Treasure Hunt”, a lake sediment sampling program published in 1997 by Dyer in OGS Open File Report 5964.

Results of the high density regional lake sediment and water survey were plotted, outlining high, moderate and low priority target areas. In the Steel River area, target 17 was identified as a high priority target with anomalous Ni, Cr, Sb and Ag values indicating a magmatic sulphide signature on the Johnny Lake Property. North of the Johnny Lake Property in the Spider Lake area, target 21 outlined a medium priority target with anomalous Cu, Zn and Mo values indicating a base metal signature.

Though the OGS work did not highlight potential gold targets, the two historical MDI occurrences are described as gold in iron formation. The gold model suggests targeting dilatant zones where they intersect chemical traps such as at the Kingdom occurrence, where sulphide facies iron formation hosts gold mineralization. Base metal targets include magmatic Ni-Cu-Cr associated with mafic intrusions and Pb-Zn-Ag associated with meta-sedimentary and meta-volcanic rocks on the property. In general, the lithologic variability on the property should be explored for dilatant shear zone development along lithologic contacts as possible sites for Au and poly-metallic mineralization.

Historical assessment work on the property has been documented by the government since 1983 and includes a number of geophysical airborne magnetic and electromagnetic surveys between 1983 and 1985 followed by geological mapping and prospecting between 1995 and as recently as 2008 (Table 2). This work has yielded gold values up to 0.10 oz/t (3.1 g/t) Au at the Kingdom occurrence but no major discoveries have yet been made in the area. Table 2 lists the Johnny Lake Property’s exploration history since 1983.

REGIONAL GEOLOGY

The Johnny Lake Property is underlain by Archaen supracrustal and plutonic rocks of the Wawa-Abitibi Sub-Province of the Superior Province (Figure 3).

Figure 3 – Geologic Sub-Provinces of the Superior Province

PROPERTY GEOLOGY

The felsic volcanic sequences in the Steel River area form the core of an anticlinal sequence of rhyolite domes, coarse epiclastic breccias and thin, laterally discontinuous tuffaceous horizons that are intruded by felsic to mafic dykes. The southern portion of the belt is characterized by mafic volcanic rocks with intercalated sedimentary units, including Algoma-type iron formation, which have all been intruded by mafic to ultramafic intrusive bodies (Figure 4). The geology of the Kingdom occurrence is described as Algoma-type sulphide facies ironstone that strikes northeast, has a near vertical dip, and varies up to 10 m in width. The ironstone consists of interlaminated pyrite, graphitic slate, and minor chert. It is situated between graded turbidite sequences (and a possible tuffaceous unit) to the northwest and pillowed metavolcanics to the southeast. The metasediments have been folded and have a well-developed axial planar cleavage, especially in the graphitic slates. Late diabase dikes and a felsic porphyry intrude the sequence in the vicinity of the ironstone. Narrow quartz veins parallel to the cleavage are present (Patterson, 1984).

MINERALIZATION

A complex structural history exists in the belt that has never been adequately documented. A major antiform/synform exists north of the property, the axial plane trending east-west with felsic and meta-sedimentary horizons at the core and mafic volcanic horizons on the periphery. Numerous minor north-south trending faults are interpreted to offset felsic tuff and meta-sedimentary horizons. Late Riedel shears appear to develop locally along lithologic contacts and within chemical precipitate horizons creating en-echelon quartz veining and depositing gold.

Figure 4 – Geology of the Schreiber-Hemlo Greenstone Belt, Johnny Lake Project Area

EXPLORATION POTENTIAL

The Johnny Lake Property lies in a rugged and underexplored portion of the Schreiber-Hemlo greenstone belt. Based on historic work completed in the Johnny Lake Property area, Fladgate recommends a two phase exploration program designed to further examine the potential for economically viable gold or magmatic Ni-Cu-Co mineralization that may exist on the property. Phase one would consist of line-cutting and soil sampling followed by a phase two program of geological mapping, prospecting and litho-geochemical sampling. Fladgate suggests a total budget of approximately $115,459.00 to complete the work programs.

Phase 1 Line-cutting & Soil Sampling

The phase one soil sampling program would include cutting a 200m spaced grid across high priority portions of the Property. Soil geochemical samples would be taken every 25m to evaluate targets obscured by areas of thick overburden. The Johnny Lake Property would require approximately 17 line kilometres in two separate grids and 300 soil samples. Fladgate suggests $40,422 to complete this work. Phase 1 would take approximately 15 days to complete.

Table 3 – Phase One Budget Recommendations – Johnny Lake Property

Item	Units	Unit Cost ($/unit)	Units	Cost
Line-cutting	Ln-km	$700	17	$11,900
Soil Geochemical Assays	Sample	$20	600	$12,000
Transportation	Month	$2,000	1/2	$1,000
Accommodation & Meals	Month	$4,500	1/2	$2,250
Soil Sampling Labor	Day	$800	5	$4,000
Compilation & Reporting	Day	$800	5	$4,000
Sub-Total				$35,150
15% Contingency				$5,272
Total				$40,422

The basis of the foregoing cost estimates are from the geological exploration advice of Caitlin Jeffs, our professional consulting geologist.

Phase 2 Geological Mapping, Litho-geochemical Sampling & Prospecting

The phase two program would include geological mapping and litho-geochemical sampling of the grid to outline high priority exploration targets. Property wide prospecting will also be useful to generate targets and develop current targets. The Johnny Lake Property would require two field mapping crews and one prospecting crew for approximately 15 days to map and prospect the Property. Fladgate suggests $75,037 to complete this work. Phase 2 would take approximately 15 days to complete.

Table 4 – Phase Two Budget Recommendations – Johnny Lake Property

Item	Units	Unit Cost ($/unit)	Units	Cost
Prospecting Samples	Sample	$30	300	$9,000
Litho-Geochemical Assays	Sample	$80	50	$4,000
Transportation	Month	$2,000	1/2	$1,000
Accommodation & Meals	Month	$4,500	1/2	$2,250
Prospecting Labor	Day	$400	60	$24,000
Geological Mapping	Day	$700	30	$21,000
Compilation & Reporting	Day	$800	5	$4,000
Sub-Total				$65,250
15% Contingency				$9,787
Total				$75,037

The basis of the foregoing cost estimates are from the geological exploration advice of Caitlin Jeffs, our professional consulting geologist. Such costs will not differ depending on the minerals we find in Phase I.
CONDITIONS TO RETAIN TITLE TO THE CLAIM

Under the laws and regulations of the Province of Ontario, Canada, the mining claims underlying the Property are subject to annual exploration expenditures. Minimum annual exploration expenditures for the 3 claims in the Johnny Lake Property are $13,600.

No permits are required at the present time because of the early stage of exploration by the Company. Mineral rights are government-owned and cannot be purchased, but only leased, by individuals or companies. Under the Canadian Constitution, the regulation of mining activities on publicly owned mineral leases falls under provincial/territorial government jurisdiction. Thus, there is separate mining rights legislation for each of the thirteen Canadian jurisdictions except Nunavut (the northern and eastern portions of the former Northwest Territories that became a separate territory on April 1, 1999). In the Province of Ontario, where the Johnny Lake Property is situated, companies must obtain a prospector's license before engaging in exploration for minerals. Holders of claims in good standing must obtain a mining lease from the Province of Ontario in order to proceed with the development of a property into a mine. Mining leases require that claim boundaries be surveyed by a Registered Land Surveyor.

COMPETITIVE CONDITIONS

The mineral exploration business is an extremely competitive industry. We are competing with many other exploration companies looking for minerals. We are a very early stage mineral exploration company and a very small participant in the mineral exploration business. Being a junior mineral exploration company, we compete with other companies like ours for financing and joint venture partners. Additionally, we compete for resources such as professional geologists, camp staff, helicopters and mineral exploration supplies. We have no competitive position or advantage in the mining industry.

GOVERNMENT APPROVALS AND RECOMMENDATIONS

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada and the Province of Ontario.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

We currently have no costs to comply with environmental laws concerning our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to a natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills. Our initial programs do not require any reclamation or remediation other than minor clean up and removal of supplies because of minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended three phases described in the chart below. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.

EMPLOYEES

We currently have no employees other than our directors and officers. We intend to retain the services of geologists, prospectors and consultants on a contract basis to conduct the exploration programs on our mineral claims and to assist with regulatory compliance and preparation of financial statements.

OUR EXECUTIVE OFFICES

Our executive offices are located at Loma de Bernal 3, Loma Dorada C.P. 76060, Queretaro, Quetaro, Mexico.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s mineral claim is not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

ADMISSION TO QUOTATION ON THE OTC BULLETIN BOARD

We intend to have our common stock be quoted on the OTC Bulletin Board. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it:

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and (2) securities admitted to quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. We do not yet have an agreement with a registered broker-dealer, as the market maker, willing to list bid or sale quotations and to sponsor the Company listing. If the Company meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board until a future time, if at all. We may not now and it may never qualify for quotation on the OTC Bulletin Board.

TRANSFER AGENT

We have not retained a transfer agent to serve as transfer agent for shares of our common stock. Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.

HOLDERS

As of May 13, 2013, the Company had 6,850,000 shares of our common stock issued and outstanding held by  41 holders of record. The selling stockholders are offering hereby up to 1,850,000 shares of common stock at fixed price of $0.10 per share.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. See the Risk Factor entitled, “Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.”

SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS

We have no equity compensation or stock option plans. We may in the future adopt a stock option plan as our mineral exploration activities progress.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Certain statements contained in this prospectus, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of the Company and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

PLAN OF OPERATION

Our plan of operation for the twelve months following the date of this prospectus is to complete the first and second phases of the exploration program on our prospects. In addition to the $115,459 we anticipate spending for the first two phases of the exploration program as outlined below, we anticipate spending an additional $12,525 on general and administration expenses including fees payable in connection with the filing of our registration statement , and $25,000 complying with reporting obligations, and general administrative costs as a reporting issuer after effectiveness of our registration statement on Form S-1 . Total expenditures over the next 12 months are therefore expected to be approximately $ 152 ,967. We will experience a shortage of funds prior to funding and we may utilize funds from our president, however he has no formal commitment, arrangement or legal obligation to advance or loan funds to the company.

PHASE 1

Item	Units	Unit Cost ($/unit)	Units	Cost
Line-cutting	Ln-km	$700	17	$11,900
Soil Geochemical Assays	Sample	$20	600	$12,000
Transportation	Month	$2,000	1/2	$1,000
Accommodation & Meals	Month	$4,500	1/2	$2,250
Soil Sampling Labor	Day	$800	5	$4,000
Compilation & Reporting	Day	$800	5	$4,000
Sub-Total				$35,150
15% Contingency				$5,272
Total				$40,422

PHASE 2

Item	Units	Unit Cost ($/unit)	Units	Cost
Prospecting Samples	Sample	$30	300	$9,000
Litho-Geochemical Assays	Sample	$80	50	$4,000
Transportation	Month	$2,000	1/2	$1,000
Accommodation & Meals	Month	$4,500	1/2	$2,250
Prospecting Labor	Day	$400	60	$24,000
Geological Mapping	Day	$700	30	$21,000
Compilation & Reporting	Day	$800	5	$4,000
Sub-Total				$65,250
15% Contingency				$9,787
Total				$75,037

We plan to commence Phase 1 of the exploration program on the prospects in the fall of 2013. We expect this phase to take 10 days to complete and an additional one to two months for the geologist to prepare her report.

The above program costs are management’s estimates based upon the recommendations of the consulting geologist’s report and the actual project costs may exceed our estimates. To date, we have not commenced exploration.

Following Phase 1 of the exploration program, if it proves successful in identifying mineral deposits, we intend to proceed with Phase 2 of our exploration program. Management will rely on the consulting geologist’s recommendations in making a decision to proceed with Phase 2. Subject to the results of Phase 1, we anticipate commencing with Phase 2 in the winter of 2014. We will require additional funding to commence with Phase 1 work on the prospects; we have no current plans on how to raise the additional funding. We cannot provide any assurance that we will be able to raise sufficient funds to proceed with any work after the first phase of the exploration program.

On March 3, 2012 we entered into a Mineral Property Option Agreement (the “Option Agreement”) with Brian Fowler, William Roberts and Jason Shaver (collectively, “Optionors”), whereby we have the right to acquire a 100% interest in three mining claims, claims numbers 4263523, 4263524 and 4266933 (collectively, the “Johnny Lake Property”), located in the Thunder Bay Mining District of the Province of Ontario, Canada. In order exercise our option to acquire 100% of the claims underlying the Johnny Lake Property, the Option Agreement requires us to make a total of $30,000 in payments to the Optionors, in four payments, as follows: (i) an initial cash payment of $15,000 (the obligation of which to pay was deferred by the Optionors for eight months , but was paid by us prior to the expiration of the eight-month period),  (ii) $5,000 on or before March 3, 2013, which $5,000 we paid on March 3, 2013, (iii) $5,000 on or before March 3, 2014, and (iv) $5,000 on or before March 3, 2015. A net smelter royalty (“NSR”) of 2% is carried by the Optionors through the life of mine on the property. The Company has the right to purchase at any time 1% of the NSR from the Optionors for $1,000,000, and the option expires March 3 , 2015.

If we fail to pay the exercise price, we will not have the right to conduct exploration activities at all. Currently, we do not have sufficient funds to pay the exercise price. We cannot provide investors with any assurance that we will be able to raise sufficient funds pay the exercise price, and we have no current plans on how to raise the additional funding. In terms of exploratory work we will be able to conduct before we exercise the option, we anticipate completing Phases 1 and 2 of our Plan of Operation, subject to our ability to raise sufficient funds to complete Phases 1 and 2, and depending on the results of Phases 1 and 2, commencement of drilling of any significant targets generated during Phase 2 work.

BUDGET

ACCOUNTING AND AUDIT PLAN

We intend to continue to have our President prepare our quarterly and annual financial statements and have these financial statements reviewed or audited by our independent auditor. Our independent auditor is expected to charge us approximately $1,500 to review our quarterly financial statements and approximately $3,000 to audit our annual financial statements. In the next twelve months, we anticipate spending approximately $11,000 to pay for our accounting and audit requirements.

SEC FILING PLAN

We intend to become a reporting company in 2013 after our registration statement on Form S-1 is declared effective. This means that we will file documents with the United States Securities and Exchange Commission on a quarterly basis.

We expect to incur filing costs of approximately $1,000 per quarter to support our quarterly and annual filings. In the next twelve months, we anticipate spending approximately $10,000 for legal costs in connection with our three quarterly filings, annual filing, and costs associated with filing the registration statement to register our common stock.

RESULTS OF OPERATIONS

We have had no operating revenues since our inception on September 14, 2009, through March 31, 2013. Our activities have been financed from the proceeds of share subscriptions. From our inception to March 31, 2013 we have raised a total of $57,500 from private offerings of our common stock. All such private offerings were made in reliance on the exemption from registration afforded by Rule 903(b)(3) of Regulation S, promulgated pursuant to the Securities Act of 1933, as amended. The Company made all offers and sales offshore of the US, to non-US persons, with no directed selling efforts in the US, and where offering restrictions were implemented.

For the year ended March 31, 2013, we incurred operating costs of $4,932, consisting of $4,867 of Mineral property pre-exploration consulting fees and $65 of general and administrative expenses, and we had $26 of interest income and $14 of interest expense. For the year ended March 31, 2012, we incurred operating costs of $24, consisting entirely of general and administrative expenses, and we had $37 of interest income and $2 of interest expense.

For the period from inception on September 14, 2099 to March 31, 2013, we incurred total operating costs of $5,431, consisting of mineral property pre-exploration consulting fees of $4,867 and general and administrative expenses of $564, and we incurred a net loss of $5,352.

LIQUIDITY AND CAPITAL RESOURCES

At March 31 and July 15 , 2013, we had a cash balance of $32,164. Our expenditures over the next 12 months are expected to be approximately $137,967, consisting of approximately $127,967 for the work program under our plan of operation, and approximately $10,000 for the exercise of our option to acquire a 100% interest in the Johnny Lake Property prior to March 3 , 2015.

Based on our current cash position, we will be able to continue operations for approximately 12 months, assuming we do not raise additional funding. We believe our current cash and net working capital balance is only sufficient to cover our expenses for filing required quarterly and annual reports with the Securities and Exchange Commission and our status as a corporation in the State of Nevada for the next 12 months. We must raise approximately $127,967, to complete our plan of operation for the next 12 months. Additional funding will likely come from equity financing from the sale of our common stock, if we are able to sell such stock. If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our Company. We do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our exploration activities. In the absence of such financing, our business will fail. There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the Johnny Lake Property and our business will fail.

GOING CONCERN CONSIDERATION

We have not generated any revenues since inception. As of March 31, 2013, the Company had accumulated losses of $5,352. Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors. Our financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

OFF BALANCE SHEET ARRANGEMENTS.

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements are presented in United States dollars and are prepared using the accrual method of accounting which conforms to generally accepted accounting principles in the United States of America (“US GAAP”).

Going Concern

The financial statements of the Company have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company anticipates future losses in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. The Company is required to make judgments and estimates about the effect of matters that are inherently uncertain. The Company regularly evaluates estimates and assumptions related to the useful life and recoverability of long-lived assets, deferred income tax asset valuations and loss contingences. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. Although, we believe our judgments and estimates are appropriate, actual future results may be different; if different assumptions or conditions were to prevail, the results could be materially different from our reported results.

Fair Value of Financial Instruments

Codification topic 825, “Financial Instruments”, requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s financial instruments as of March 31, 2013 and 2012 approximate their respective fair values because of the short-term nature of these instruments.

Mineral Properties

Mineral property acquisition costs are capitalized in accordance with Codification topic 930 “Extractive Activities - Mining”. Mineral property pre-exploration and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. To date the Company has not established any reserves on its mineral properties.

Long-Lived Assets

Long-Lived assets, such as property and equipment, mineral properties, and purchased intangibles with finite lives (subject to amortization), are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with Codification topic 360 “Property, Plant, and Equipment”. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount exceeds the estimated fair value of the asset. The estimated fair value is determined using a discounted cash flow analysis. Any impairment in value is recognized as an expense in the period when the impairment occurs. The Company’s management has considered the conditions outlined in Codification topic 360 and has concluded no impairment of the $19,984 mineral claim acquisition costs has taken place for the year ended March 31, 2013.

Rehabilitation Provisions

The Company is subject to various government laws and regulations relating to environmental disturbances which are caused by exploration and evaluation activities. The Company will record the present value for the estimated costs of legal and constructive obligations required to restore the exploration sites in the period in which the obligation is incurred. The nature of the rehabilitation activities includes restoration, reclamation and re-vegetation of the affected exploration sites. The Company has determined that there are no rehabilitation provisions at March 31, 2013.

Income Taxes

Income taxes are provided in accordance with Codification topic 740, “Income Taxes”, which requires an asset and liability approach for the financial accounting and reporting of income taxes. Current income tax expense (benefit) is the amount of income taxes expected to be payable (receivable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred income tax expense is generally the net change during the year in the deferred income tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in future tax returns. Tax rate changes and changes in tax laws are reflected in income in the period such changes are enacted.

Uncertain Tax Positions

Codification topic 740 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Accounting for uncertainty in income taxes is addressed by a two-step method of first evaluating whether a tax position has met a more-likely-than-not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements.

Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with Codification topic 260, “Earnings Per Share” for the periods presented. Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted loss per share has not been presented because there are no dilutive items. Diluted earnings loss per share is based on the assumption that all dilutive stock options, warrants, and convertible debt are converted or exercised by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Options, warrants and/or convertible debt will have a dilutive effect, during periods of net profit, only when the average market price of the common stock during the period exceeds the exercise or conversion price of the items.

Share-based Compensation

Codification topic 718 “Stock Compensation” requires that the cost resulting from all share-based transactions be recorded in the financial statements and establishes fair value as the measurement objective for share-based payment transactions with employees and acquired goods or services from non-employees. The codification also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. The Company adopted the codification upon creation of the company and will expense share based costs in the period incurred. The Company has not adopted a stock option plan or completed a share-based transaction; accordingly no stock-based compensation has been recorded to date.

Recent Accounting Pronouncements

In July 2012, the FASB issued Accounting Standards Update (“ASU”) No. 2012-02, “Intangibles – Goodwill and Other (topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”). ASU 2012-02 states that an entity has the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangibles asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impairs, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with Codification subtopic 350-30, Intangibles – Goodwill and Other, General Intangibles Other than Goodwill. The amendments in this ASU are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued. The Company elected early adoption of this update and it had no impact on its financial statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer’s and director’s and their respective ages are as follows:

Name	Age	Positions
Art Kerry	64	President, Secretary, Treasurer and Director
Ivan Arredondo	36	Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

ART KERRY

Art Kerry has served as our President, Secretary, Treasurer and a Director since September 14, 2009. From 1987 until 2007 Mr. Kerry was a Manager in the Human Resources division of Imperial Oil , where he was responsible for identifying new employees and organizing for the training of employees . After retirement in 2007, Mr. Kerry was not employed.   He obtained his Bachelor of Science degree in Engineering from McGill University in 1975. Mr. Kerry’s background as a manager in a large oil and gas company and his desire to form our Company led to our conclusion that she should be serving as a member of our board of directors in light of our business and structure.

IVAN ARREDONDO

Ivan Arredondo has served as a Director since April 17, 2008. Mr. Arredondo has worked as an independent mortgage broker in Queretaro, Mexico since 2007. As a mortgage broker, he introduces prospective borrowers to lenders of funds who take mortgages in real property being purchased by borrowers.   In 2005, he obtained a degree in Computer Engineering from the Institute Technological in Queretaro, Mexico. Mr. Arredondo’s interest in mining, his desire to be a director of a public company and his background in computer engineering led to our conclusion that she should be serving as a member of our board of directors in light of our business and structure.

TERM OF OFFICE

All directors hold office until the next annual meeting of the stockholders of the Company and until their successors have been duly elected and qualified. The Company’s Bylaws provide that the Board of Directors will consist of no less than three members. Officers are elected by and serve at the discretion of the Board of Directors.

DIRECTOR INDEPENDENCE

Our board of directors is currently composed of two members, neither of whom qualifies as an independent director in accordance with the published listing requirements of the NASDAQ Global Market (the Company has no plans to list on the NASDAQ Global Market). The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of her family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to our director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by directors and us with regard to our director’s business and personal activities and relationships as they may relate to us and our management.

SIGNIFICANT EMPLOYEES AND CONSULTANTS

We currently have no employees, other than our sole officer and directors, Art Kerry and Ivan Arredondo.

AUDIT COMMITTEE AND CONFLICTS OF INTEREST

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board of Directors established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is an early exploration stage company and has only two directors, and to date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

There are no family relationships among our directors or officers. Other than as described above, we are not aware of any other conflicts of interest with any of our executive officers or directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our board of directors. Nevertheless, every effort will be made to ensure that the views of stockholders are heard by the board of directors, and that appropriate responses are provided to stockholders in a timely manner. During the upcoming year, our board of directors will continue to monitor whether it would be appropriate to adopt such a process.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding each element of compensation that we paid or awarded to our named executive officers for fiscal 2013 and 2012:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Art Kerry; President, Secretary, Treasurer, and Director (1)	2013 2012	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Ivan Arredondo; Director (2)	2013 2012	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

(1) Appointed President, Secretary, Treasurer and Director September 14, 2009.
(2) Appointed Director April 17, 2008.

Our officers and directors have not received monetary compensation since our inception to the date of this prospectus. We currently do not pay any compensation to any officer or any member of our board of directors.

STOCK OPTION GRANTS

We had no outstanding equity awards as of the end of the fiscal periods ended March 31, 2013 or 2012, or through the date of filing of this prospectus. The following table sets forth certain information concerning outstanding stock awards held by our officers and our directors as of the fiscal year ended March 31, 2013:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Art Kerry (1)	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-
Ivan Arredondo (2)	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-

(1) Appointed President, Secretary, Treasurer and Director September 14, 2009.
(2) Appointed Director April 17, 2008.

EMPLOYMENT AGREEMENTS

The Company is not a party to any employment agreement and has no compensation agreement with any officer or director.

DIRECTOR COMPENSATION

The following table sets forth director compensation as of March 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Art Kerry (1)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Ivan Arredondo (2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1) Appointed President, Secretary, Treasurer and Director September 14, 2009.
(2) Appointed Director April 17, 2008.

We have not compensated our directors for their service on our Board of Directors since our inception. There are no arrangements pursuant to which directors will be compensated in the future for any services provided as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of the date of this prospectus, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 6,850,000 shares of our common stock issued and outstanding as of May 13, 2013. We do not have any outstanding warrant, options or other securities exercisable for or convertible into shares of our common stock.

Title of Class	Name and Address of Beneficial Owner (2)	Amount and Nature of Beneficial Ownership		Percent of Common Stock (1)
Common Stock	Art Kerry (2)	2,500,000	(3)	36.4%
Common Stock	Ivan Arredondo (4)	2,500,000	(5)	36.4%
All directors and executive officers as a group (2 persons)		5,000,000		72.9%

(1) The percentages below are based on 6,850,000 shares of our common stock issued and outstanding as of the date of this prospectus.
(2) c/o Madison Ventures Inc., Loma de Bernal 3, Loma Dorada C.P. 76060, Queretaro, Quetaro.
(3) Appointed President, Secretary, Treasurer and Director September 14, 2009.
(4) Appointed Director April 17, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 6, 2009, we offered and sold 2,500,000 shares of common stock to Art Kerry, our President, Secretary and a Director, at a purchase price of $0.001 per share, for aggregate proceeds of $2,000.

On October 6, 2009, we offered and sold 2,500,000 shares of common stock to Ivan Arredondo, our President, Secretary and a Director, at a purchase price of $0.001 per share, for aggregate proceeds of $2,000.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide to the fullest extent permitted by law that our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a Registration Statement on Form S-1, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. We do not file reports with the Securities and Exchange Commission, and we will not otherwise be subject to the proxy rules. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and in the registration statement have been audited by Goldman Accounting Services CPA, PLLC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Law Offices of Thomas E. Puzzo, PLLC.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Goldman Accounting Services CPA, PLLC, is our registered independent public registered accounting firm. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

MADISON VENTURES INC.

INDEX TO FINANCIAL STATEMENTS

Our audited financial statements for the periods ended March 31, 2013 and 2012 are included herewith.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Madison Ventures Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Madison Ventures Inc. (the “Company” – An Exploration Stage Company) as of March 31, 2013 and 2012, and the related statements of operations, stockholders' equity, and cash flows for each of the years then ended and for the period September 14, 2009 (date of inception) to March 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Madison Ventures Inc. as of March 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended and for the period September 14, 2009 (date of inception) to March 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, these conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ Goldman Accounting Services CPA, PLLC
Goldman Accounting Services CPA, PLLC
Suffern, NY
May 20, 2013

MADISON VENTURES INC.
(An Exploration Stage Company)
Balance Sheets

	March 31,	March 31,
	2013	2012

ASSETS
Current assets:
Cash	$32,164	$37,070
Total current assets	32,164	37,070

Mineral Claim	19,984	14,984
Total assets	$52,148	$52,054

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Deferred mineral option	$-	$14,986
Total current liabilities	-	14,986
Total Liabilities	-	14,986

Commitments and Contingencies

Shareholders' equity:
Common stock: 75,000,000 shares authorized of $0.001 par value;
6,850,000 and 6,650,000 shares issued and outstanding as of
March 31, 2013 and 2012	6,850	6,650
Additional paid-in capital	50,650	30,850
Accumulated deficit during exploration stage	(5,352)	(432)
Total shareholders' equity	52,148	37,068
Total liabilities and shareholders' equity	$52,148	$52,054

The accompanying notes are an integral part of these financial statements

MADISON VENTURES INC.
(An Exploration Stage Company)
Statements of Operations

	Years Ended March 31,		Period from September 14, 2009 (Inception) to March 31,
	2013	2012	2013

Operating costs:
Mineral property exploration consulting fees	$4,867	$-	$4,867
Other general & administrative expenses	65	24	564
Total operating costs	4,932	24	5,431

Other income (expenses)
Interest income	26	37	95
Interest (expense)	(14)	(2)	(16)
Total other income (expenses)	12	35	79

Net (loss) income	$(4,920)	$11	$(5,352)

Loss per common share:
Basic and diluted	$(0.00)	$(0.00)

Weighted average common shares outstanding:
Basic and diluted	6,661,096	6,650,000

The accompanying notes are an integral part of these financial statements

MADISON VENTURES INC.
(An Exploration Stage Company)
Statements of Changes in Stockholders' Equity

				Accumulated
				deficit
		Common	Additional	during
	Common	stock	paid-in	exploration
	stock	amount	capital	stage	Total

Balance, September 14, 2009 (inception)	-	$-	$-	$-	$-

Shares issued to founders for cash	5,000,000	5,000	-	-	5,000

Shares issued for cash	1,250,000	1,250	11,250	-	12,500

Net loss, March 31, 2010	-	-	-	(14)	(14)

Balance, March 31, 2010	6,250,000	6,250	11,250	(14)	17,486

Shares issued for cash	400,000	400	19,600	-	20,000

Net loss, March 31, 2011				(429)	(429)

Balance, March 31, 2011	6,650,000	6,650	30,850	(443)	37,057

Net income, March 31, 2012	-	-	-	11	11

Balance, March 31, 2012	6,650,000	6,650	30,850	(432)	37,068

Shares issued for cash	200,000	200	19,800	-	20,000

Net loss, March 31, 2013	-	-	-	(4,920)	(4,920)

Balance, March 31, 2013	6,850,000	$6,850	$50,650	$(5,352)	$52,148

The accompanying notes are an integral part of these financial statements

MADISON VENTURES INC.
(An Exploration Stage Company)
Statements of Cash Flows

	For the Years Ended March 31,		Period from September 14, 2009 (Inception) to March 31,
	2013	2012	2013

Cash flows from operating activities:
Net (loss) income	$(4,920)	$11	$(5,352)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Changes in operating assets and liabilities:
Deferred mineral option	(14,986)	14,986	-
Net cash (used in) provided by operating activities	(19,906)	14,997	(5,352)

Cash flows from investing activities:
Acquisition of mineral claim	(5,000)	(14,984)	(19,984)
Net cash (used in) investing activities	(5,000)	(14,984)	(19,984)

Cash flows from financing activities:
Proceeds from stock issuances	20,000	-	57,500
Net cash provided by financing activities	20,000	-	57,500

Net (decrease) increase in cash	(4,906)	13	32,164
Cash, beginning of the period	37,070	37,057	-
Cash, end of the period	$32,164	$37,070	$32,164

Non-cash investing and financing activities	$-	$-	$-

Supplement cash flow disclosure:
Interest paid	$16	$-	$16
Income tax paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements

MADISON VENTURES INC.
(An Exploration Stage Company)
Notes to Financial Statements
As of March 31, 2013

1.      Nature of operations

Madison Ventures Inc. (“Company”) was incorporated in the State of Nevada as a for-profit company on September 14, 2009 and established a fiscal year end of March 31. The Company is an Exploration Stage Company, as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards CodificationTM (the “Codification”) topic 915 “Development Stage Entities”. The Company is engaged in the acquisition, exploration and development of natural resource properties. The Company has no revenues and limited operating history.

The Company is in the process of evaluating its properties and has not yet determined whether these properties contain reserves that are economically recoverable. The success of the Company and the recoverability of the amounts shown for mineral properties are dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete exploration and development of the reserves, and upon future profitable production or proceeds from disposition of the properties.

2.      Summary of significant accounting policies

Basis of Presentation

The Company's financial statements are presented in United States dollars and are prepared using the accrual method of accounting which conforms to generally accepted accounting principles in the United States of America (“US GAAP”).

Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company anticipates future losses in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company’s operating expenditure plan for the following twelve months will require cash of approximately $65,000. Management intends to finance operating costs over the next twelve months with existing cash on hand and from the issuance of common shares.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. The Company is required to make judgments and estimates about the effect of matters that are inherently uncertain. The Company regularly evaluates estimates and assumptions related to the useful life and recoverability of long-lived assets, deferred income tax asset valuations and loss contingences. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. Although, we believe our judgments and estimates are appropriate, actual future results may be different; if different assumptions or conditions were to prevail, the results could be materially different from our reported results.

Fair Value of Financial Instruments

Codification topic 825, “Financial Instruments”, requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s financial instruments as of March 31, 2013 and 2012 approximate their respective fair values because of the short-term nature of these instruments.

MADISON VENTURES INC.
(An Exploration Stage Company)
Notes to Financial Statements
As of March 31, 2013

2.      Summary of significant accounting policies (continued)

Mineral Properties

Mineral property acquisition costs are capitalized in accordance with Codification topic 930 “Extractive Activities - Mining”. Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. To date the Company has not established any reserves on its mineral properties.

Long-Lived Assets

Long-Lived assets, such as property and equipment, mineral properties, and purchased intangibles with finite lives (subject to amortization), are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with Codification topic 360 “Property, Plant, and Equipment”. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount exceeds the estimated fair value of the asset. The estimated fair value is determined using a discounted cash flow analysis. Any impairment in value is recognized as an expense in the period when the impairment occurs. The Company’s management has considered the conditions outlined in Codification topic 360 and has concluded no impairment of the $19,984 mineral claim acquisition costs has taken place for the year ended March 31, 2013.

Rehabilitation Provisions

The Company is subject to various government laws and regulations relating to environmental disturbances which are caused by exploration and evaluation activities. The Company will record the present value for the estimated costs of legal and constructive obligations required to restore the exploration sites in the period in which the obligation is incurred. The nature of the rehabilitation activities includes restoration, reclamation and re-vegetation of the affected exploration sites. The Company has determined that there are no rehabilitation provisions at March 31, 2013.

Income Taxes

Income taxes are provided in accordance with Codification topic 740, “Income Taxes”, which requires an asset and liability approach for the financial accounting and reporting of income taxes. Current income tax expense (benefit) is the amount of income taxes expected to be payable (receivable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Deferred income tax expense is generally the net change during the year in the deferred income tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in future tax returns. Tax rate changes and changes in tax laws are reflected in income in the period such changes are enacted.

MADISON VENTURES INC.
(An Exploration Stage Company)
Notes to Financial Statements
As of March 31, 2013

2.      Summary of significant accounting policies (continued)

Uncertain Tax Positions

Codification topic 740 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Accounting for uncertainty in income taxes is addressed by a two-step method of first evaluating whether a tax position has met a more-likely-than-not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements.

Basic and Diluted Net Loss Per Share

Net loss per share is calculated in accordance with Codification topic 260, “Earnings Per Share” for the periods presented. Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted loss per share has not been presented because there are no dilutive items. Diluted earnings loss per share is based on the assumption that all dilutive stock options, warrants, and convertible debt are converted or exercised by applying the treasury stock method. Under this method, options and warrants are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Options, warrants and/or convertible debt will have a dilutive effect, during periods of net profit, only when the average market price of the common stock during the period exceeds the exercise or conversion price of the items.

Share-based Compensation

Codification topic 718 “Stock Compensation” requires that the cost resulting from all share-based transactions be recorded in the financial statements and establishes fair value as the measurement objective for share-based payment transactions with employees and acquired goods or services from non-employees. The codification also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. The Company adopted the codification upon creation of the company and will expense share based costs in the period incurred. The Company has not adopted a stock option plan or completed a share-based transaction; accordingly no stock-based compensation has been recorded to date.

Recent Accounting Pronouncements

In July 2012, the FASB issued Accounting Standards Update (“ASU”) No. 2012-02, “Intangibles – Goodwill and Other (topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”). ASU 2012-02 states that an entity has the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangibles asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impairs, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with Codification subtopic 350-30, Intangibles – Goodwill and Other, General Intangibles Other than Goodwill. The amendments in this ASU are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued. The Company elected early adoption of this update and it had no impact on its financial statements.

MADISON VENTURES INC.
(An Exploration Stage Company)
Notes to Financial Statements
As of March 31, 2013

3.      Mineral claim

On March 3, 2012, the Company entered into a Revised and Restated Mineral Property Option Agreement with 3 individuals (the “Optionors”) for an exclusive and irrevocable three year option to acquire a 100% undivided interest in three contiguous unpatented mining claims comprising 34 units (the “Claim” or the “Property”) situated in the Thunder Bay Mining Division in the province on Ontario, Canada (the “Agreement”). The option payments aggregating $30,000 (U.S. Dollars) (the “Option Price”) are due: i) $15,000 upon signing but deferred for eight months, ii) $5,000 on or before March 3, 2013, iii) $5,000 on or before March 3, 2014, and iv) $5,000 on or before March 3, 2015 (the “Option Payments”). During the term of the Agreement the Company is granted free and unrestricted access and use of the Property to act as the operator of the Property with the right to bring buildings, plant, equipment, machinery, tools, appliances and supplies onto the Property. The Optionors hold title to the Property until the full payment of the Option Price. Upon full payment of the Option Price the Optionors will deliver a duly executed transfer of mining claims in respect of the Property to transfer a 100% undivided interest in the Property to the Company free and clear of all encumbrances except for a retained net smelter return royalty (the “NSR”). The NSR is a 2% royalty paid within 30 days of each calendar month calculated, as defined, from gross Property revenues less permissible deductions. The Company has the right, at any time, to reduce the NSR to a 1% royalty by a One Million Dollar payment to the Optionors.

If the Company terminates the Agreement it is responsible to remove all buildings, plant, equipment, machinery, tools, appliances and supplies that it brought onto the Property not later than twelve months after termination of the Agreement unless arrangements are made with the Optionors to retain some or all of the items brought onto the Property.

The Company deferred the first option payment for an eight month term and made the $15,000 payment on October 27, 2012. Upon execution of the Agreement, the Company recorded the first option payment net of imputed interest as $14,984 and accrued the imputed interest ratably over the period of deferral. Annually the Company has the option to retain the mineral claim and make the next contractual Option Payment or to terminate the Agreement. The Company made the March 3, 2013 Option Payment on March 1, 2013. The aggregate total of $19,984 is included in the mineral claim as of March 31, 2013.

4.      Income taxes

Due to the Company’s net loss position from inception on September 14, 2009 to March 31, 2013, there was no provision for income taxes recorded. As a result of the Company’s losses to date, there exists doubt as to the ultimate realization of the deferred tax assets. Accordingly, a valuation allowance equal to the total deferred tax assets has been recorded at March 31, 2013 and 2012.

The components of net deferred tax assets are as follows:

	March 31,	March 31,
	2013	2012

Net operating loss carry-forward	$5,352	$432
Effective tax rate	34%	34%
Deferred tax asset	$1,820	$147
Less: Valuation allowance	(1,820)	(147)
Net deferred tax asset	$-	$-

The Company had federal net operating loss carryforwards for tax purposes of approximately $5,352 and $432 at March 31, 2013 and 2012, respectively, which may be available to offset future taxable income and which, if not used, begin to expire in 2027. Utilization of the net operating loss carry forwards may be subject to substantial annual limitations due to the ownership change limitations provided by Section 381 of the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of net operating loss carry forwards before utilization

MADISON VENTURES INC.
(An Exploration Stage Company)
Notes to Financial Statements
As of March 31, 2013

5.      Capital stock

The Company’s capitalization is 75,000,000 shares of common stock, with a par value of $0.001 per share, with 6,850,000 and 6,650,000 shares issued and outstanding at March 31, 2013 and 2012, respectively.

As of March 31, 2013, the Company has not granted any stock options and has not recorded any stock-based compensation.

6.      Stock issuances

On October 6, 2009, the Company issued 2,500,000 shares of the Company’s Common Stock to each of two Directors at $0.001 per share for cash proceeds of $2,500 from each Director.

On October 27, 2009, pursuant to the terms of seven stock subscription agreements the Company issued an aggregate of 350,000 shares of the Company’s Common Stock at $0.01 per share for cash proceeds of $500 from each subscriber.

On November 12, 2009, pursuant to the terms of nine stock subscription agreements the Company issued an aggregate of 450,000 shares of the Company’s Common Stock at $0.01 per share for cash proceeds of $500 from each subscriber.

On February 23, 2010, pursuant to the terms of seven stock subscription agreements the Company issued an aggregate of 350,000 shares of the Company’s Common Stock at $0.01 per share for cash proceeds of $500 from each subscriber.

On March 26, 2010, pursuant to the terms of two stock subscription agreements the Company issued an aggregate of 100,000 shares of the Company’s Common Stock at $0.01 per share for cash proceeds of $500 from each subscriber.

On April 22, 2010, pursuant to the terms of five stock subscription agreements the Company issued an aggregate of 200,000 shares of the Company’s Common Stock at $0.05 per share for cash proceeds of $2,000 from each subscriber.

On May 28, 2010, pursuant to the terms of five stock subscription agreements the Company issued an aggregate of 200,000 shares of the Company’s Common Stock at $0.05 per share for cash proceeds of $2,000 from each subscriber.

During March 2013, pursuant to the terms of four stock subscription agreements the Company issued an aggregate of 200,000 shares of the Company’s Common Stock at $0.10 per share for cash proceeds of $5,000 from each subscriber.

7.      Subsequent events

The Company has evaluated subsequent events for potential recognition and disclosure in the financial statements through the date the financial statements were issued.

[OUTSIDE BACK COVER PAGE]

PROSPECTUS

MADISON VENTURES INC.

1,850,000 SHARES OF

COMMON STOCK

TO BE SOLD BY CURRENT SHAREHOLDERS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until __________, 2013 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS ___________, 2013

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any selling security holders

Item	Amount ($)
SEC Registration Fee	$25.23
Transfer Agent Fees	1,000.00
Legal Fees	5,000.00
Accounting Fees	5,000.00
Printing Costs	500.00
Miscellaneous	1,000.00
TOTAL	$12,525.23

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Bylaws and Articles of Incorporation provide that we shall, to the full extent permitted by the Nevada General Business Corporation Law, as amended from time to time (the “Nevada Corporate Law”), indemnify all of our directors and officers. Section 78.7502 of the Nevada Corporate Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful.

Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under our Bylaws and Articles of Incorporation, the indemnitee is presumed to be entitled to indemnification and we have the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which such officer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

Within the past two years we have issued and sold the following securities without registration.

On October 6, 2009, we issued, pursuant to the terms of a stock subscription agreement, 2,500,000 shares of common stock to Art Kerry, our President, Secretary, Treasurer and a Director, at a purchase price of $0.0001 per share, for aggregate proceeds of $2,500.

On October 6, 2009, we issued, pursuant to the terms of a stock subscription agreement, 2,500,000 shares of common stock to Ivan Arredondo, our President, Secretary, Treasurer and a Director, at a purchase price of $0.0001 per share, for aggregate proceeds of $2,500.

On October 27, 2009, pursuant to the terms of seven stock subscription agreements the Company issued an aggregate of 350,000 shares of the Company’s Common Stock at $0.01 per share for cash proceeds of $500 from each subscriber.

On November 12, 2009, pursuant to the terms of nine stock subscription agreements the Company issued an aggregate of 450,000 shares of the Company’s Common Stock at $0.01 per share for cash proceeds of $500 from each subscriber.

On February 23, 2010, pursuant to the terms of seven stock subscription agreements the Company issued an aggregate of 350,000 shares of the Company’s Common Stock at $0.01 per share for cash proceeds of $500 from each subscriber.

On March 26, 2010, pursuant to the terms of two stock subscription agreements the Company issued an aggregate of 100,000 shares of the Company’s Common Stock at $0.01 per share for cash proceeds of $500 from each subscriber.

On April 22, 2010, pursuant to the terms of five stock subscription agreements the Company issued an aggregate of 200,000 shares of the Company’s Common Stock at $0.05 per share for cash proceeds of $2,000 from each subscriber.

On May 28, 2010, pursuant to the terms of five stock subscription agreements the Company issued an aggregate of 200,000 shares of the Company’s Common Stock at $0.05 per share for cash proceeds of $2,000 from each subscriber.

During March 2013, pursuant to the terms of four stock subscription agreements the Company issued an aggregate of 200,000 shares of the Company’s Common Stock at $0.10 per share for cash proceeds of $5,000 from each subscriber.

All of the foregoing offerings were made to non-U.S. persons, offshore of the U.S., with no directed selling efforts in the U.S., where offering restrictions were implemented in transactions pursuant to the exclusion from registration provided by Rule 903(b)(3) of Regulation S of the Securities Act.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement:

Exhibit	Description

3.1	Articles of Incorporation of Registrant (1)
3.2	Bylaws of the Registrant (1)
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC, regarding the legality of the securities being registered
10.1	Mineral Property Option Agreement, dated March 3, 2013, by and between Registrant, on the one hand, and Brian Fowler, William Roberts and Jason Shaver on the other hand
23.1	Consent of Law Offices of Thomas E. Puzzo, PLLC (included in Exhibit 5.1)
23.2	Consent of Goldman Accounting Services CPA, PLLC
23.3	Consent of Caitlin Jeffs, P. Geo. (1)
__________
(1) Incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the Commission on May 22, 2013.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, in Queretaro, Mexico, on the 16th day of July , 2013.

MADISON VENTURES INC. (Registrant)

By:	/s/ Art Kerry
Name:	Art Kerry
Title:	President, Secretary and Treasurer
(Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Art Kerry, as her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Madison Ventures Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Art Kerry	President, Secretary, Treasurer and Director	July 16, 2013
(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Ivan Arredondo	Director	July 16, 2013

EXHIBIT INDEX

Exhibit	Description

3.1	Articles of Incorporation of Registrant (1)
3.2	Bylaws of the Registrant (1)
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC, regarding the legality of the securities being registered
10.1	Mineral Property Option Agreement, dated March 3, 2013, by and between Registrant, on the one hand, and Brian Fowler, William Roberts and Jason Shaver on the other hand
23.1	Consent of Law Offices of Thomas E. Puzzo, PLLC (included in Exhibit 5.1)
23.2	Consent of Goldman Accounting Services CPA, PLLC
23.3	Consent of Caitlin Jeffs, P. Geo. (1)
___________
(1) Incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the Commission on May 22, 2013.